Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2008
LAUREL, Miss. (August 26, 2008) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2008.
     Net sales for the third quarter of fiscal 2008 were $466.9 million compared with $394.8 million for the same period a year ago. For the quarter, the Company reported a net loss of $3.6 million, or $0.18 per diluted share, compared with net income of $30.7 million, or $1.51 per diluted share, for the third quarter of fiscal 2007. The net results for the third quarter of fiscal 2008 include $1.7 million, or $0.09 per share, paid for the settlement of the Company’s donning and doffing litigation.
     Net sales for the first nine months of fiscal 2008 were $1,263.4 million compared with $1,047.9 million for the first nine months of fiscal 2007. Net income for the first nine months of fiscal 2008 totaled $8.8 million, or $0.43 per diluted share, compared with $54.8 million, or $2.70 per diluted share, for the first nine months of last year.
     “Our results for the third quarter of fiscal 2008 reflect difficult market conditions for our industry,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “While retail and export demand for chicken remained relatively strong during the quarter, casual dining and food service customers have been affected by a significant decline in restaurant traffic due to weak economic conditions and higher fuel prices. At the same time, the markets for both corn and soybean meal have remained high and volatile, resulting in significantly higher feed costs. The combination of much higher costs and the imbalance between domestic supply and demand in the food service markets resulted in much lower margins.”
     According to Sanderson, overall market prices for poultry products were mixed in the third quarter of fiscal 2008 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately 7.0 percent in the Company’s third fiscal quarter compared with the same period in 2007, and were higher by 7.9 percent for the first nine months of the fiscal year compared with the year-earlier period. Boneless breast meat prices during the quarter averaged 10.7 percent lower than the prior-year period, and averaged 5.7 percent lower for the first nine months of the year compared with the prior year. Jumbo wing prices averaged $0.95 per pound through the first nine months of the fiscal year, down 12.7 percent from the average of $1.09 per pound for the first nine months of fiscal 2007. As a result of a strong export market, the average market price for bulk leg quarters increased approximately 3.1 percent for the quarter and 10.4 percent for the nine-month period in fiscal 2008 compared with the same periods last year. Cash market prices for corn and soybean meal delivered to the Company increased 30.7 percent and 52.4 percent, respectively, compared with the third quarter a year ago, and increased 25.0 percent and 47.3 percent, respectively, for the nine months ended July 31, 2008.
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Sanderson Farms Reports Results For Third Quarter of Fiscal 2008

August 26, 2008
     “In spite of challenging market conditions, we are pleased with the progress made toward moving to full production at our newest facility in Waco, Texas,” added Sanderson. “While everything will be in place to move to full production at the new plant by October, the plant will operate at approximately 90 percent capacity until market conditions warrant moving to full production. For the remainder of fiscal 2008, we believe market prices will continue to reflect soft consumer demand trends and the uncertain economic outlook. However, having been through volatile cycles, we remain confident that the fundamental rules of supply and demand will work to maintain industry profitability over the long term.”
     Sanderson Farms will hold a conference call to discuss this press release today, August 26, 2008, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 2, 2008. Those without internet access or who prefer to listen via telephone may call 877-718-5092, access code 2787472.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2007 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2008.

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Sanderson Farms Reports Results For Third Quarter of Fiscal 2008

August 26, 2008
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Net sales	$466,915	$394,753	$1,263,357	$1,047,935
Costs and expenses:
Cost of sales	454,678	329,315	1,201,067	916,752
Selling, general and administrative	12,979	18,058	40,930	43,513
Donning and Doffing Settlement	2,693	0	2,693	0

	470,350	347,373	1,244,690	960,265

Operating income (loss)	(3,435)	47,380	18,667	87,670

Other income (expense):
Interest income	48	86	143	193
Interest expense	(2,259)	(1,139)	(6,113)	(3,625)
Other	(34)	13	7	24

	(2,245)	(1,040)	(5,963)	(3,408)

Income (loss) before income taxes	(5,680)	46,340	12,704	84,262
Income tax expense (benefit)	(2,035)	15,660	3,910	29,500

Net income (loss)	$(3,645)	$30,680	$8,794	$54,762

Basic earnings (loss) per share	$(0.18)	$1.52	$0.43	$2.72

Diluted earnings (loss) per share	$(0.18)	$1.51	$0.43$2.70

Dividends per share	$0.14	$0.12	$0.42	$0.36

Weighted average shares outstanding:
Basic	20,283	20,137	20,264	20,120

Diluted	20,283	20,366	20,469	20,271

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Sanderson Farms Reports Results For Third Quarter of Fiscal 2008

August 26, 2008
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	October 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,154	$2,623
Accounts receivable, net	58,331	69,484
Refundable income taxes	7,670	1,102
Inventories	186,976	119,258
Prepaid expenses	17,921	14,734

Total current assets	291,052	207,201

Property, plant and equipment	721,056	674,018
Less accumulated depreciation	(305,326)	(283,328)

	415,730	390,690

Other assets	2,679	2,482

Total assets	$709,461	$600,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$105,594	$78,697
Current maturities of long-term debt	1,114	455

Total current liabilities	106,708	79,152

Long-term debt, less current maturities	175,996	96,623
Claims payable	3,700	3,700
Deferred income taxes	15,700	16,352
Stockholders’ equity:
Common stock	20,285	20,239
Paid-in capital	27,417	24,719
Retained earnings	359,655	359,588

Total stockholders’ equity	407,357	404,546

	$709,461	$600,373

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